Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pfenex Inc.:

We consent to the use of our report dated March 15, 2018, with respect to the consolidated balance sheets of Pfenex Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California

October 1, 2018